Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

Phil D. Hester Joins the ON Semiconductor Board of Directors

PHOENIX, Ariz. – Aug. 11, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced the appointment of Phil D. Hester to its board of directors. Mr. Hester was elected to this position during the company’s Board of Directors meeting held yesterday. The Board also elected Mr. Hester to its Corporate Governance and Executive Committee.

Mr. Hester is the Chief Technology Officer and a Senior Vice President at Advanced Micro Devices, Inc. (AMD), a global provider of microprocessor solutions for computing, communications and consumer electronic markets. Among his many duties in this position with AMD, Mr. Hester is responsible for setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chairs the AMD Technology Council, ensuring that product development, integration and process organization align technology capabilities with product direction.

Mr. Hester has over 30 years of system design and enterprise computing experience. Before joining AMD, he was co-founder and Chief Executive Officer at Newisys, now a Sanmina-SCI company. He also spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council.

Mr. Hester holds a Bachelor of Science and Masters in Engineering from the University of Texas.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.